Exhibit 99.1

FOR IMMEDIATE RELEASE

ANNOUNCEMENT TO THE PUBLIC OPINION

LIMA PERU, September 25, 2003 - Southern Peru Copper Corporation (NYSE: PCU and LSE: PCUC1) (“SPCC”) today announced the following:

1)                                     In compliance with its environmental policy, for several years now Southern Peru has undertaken a number of environmental works, investments and initiatives, and has always met both its commitments and the established deadlines.

2)                                     At present, a campaign to mislead public opinion has spread the argument that Southern Peru has not undertaken any environmental projects; violating environmental regulations and has requested a postponement of its Environmental Management Program (PAMA).  This information is both erroneous and groundless.

3)                                     Specifically in what concerns the Modernization of the Ilo Smelter, the following should be noted:

a.               From the onset, the Ilo Smelter Modernization was conceived as a three-stage project.  The first stage took place pursuant to the Base Agreement signed with the Government of Peru for the period between 1991 and 1996.  Thanks to this initial modernization stage, it was possible to capture 18 percent of the smelter’s emissions at an investment exceeding US$102 million, including the El Teniente Modified Converter, and building a sulfuric acid plant and an oxygen plant.

b.              The second stage was executed as part of the PAMA, which is in effect from 1997 to January 2007, as detailed below.  In this second stage, the Smelter Modernization increased emission capture to 33 percent in 1998 through the expansion of the Sulfuric Acid Plant with an investment worth an additional US$32 million.

c.               The third stage, currently underway in the early works and engineering studies phase, should conclude by January 2007 at the latest, in compliance with PAMA provisions.  The present early works and engineering for the smelter’s modernization require an approximate investment of US$70 million.  Only the detailed engineering and construction of the third stage are pending.

d.              The General Environmental Bureau at the Ministry of Energy and Mines has inspected the progress made and the completion of the two first stages, as well as progress in the third stage.  Furthermore, we are certain this role will continue to be performed with the zeal required in this case and as mandated by law.

e.               With respect to the legal and current status of the above mentioned third stage at the Smelter, the following considerations will be taken into account:

i.

Within the Environmental and Natural Resource Code, the Environmental Regulations for Mining and Metallurgical Activities fix the term for undertaking compliance programs, including smelting processes, at up to ten years.  It also determines that holders of mining rights may sign contracts with the Ministry of Energy and Mines that will fix, among other issues, “The Term, which will be the maximum term for environmental compliance (ten years for smelters).”

ii.

The Resolutions approving the PAMA, and in accordance with regulations in force, fix the term for completing the Smelter Modernization at ten years, commencing from the date of enactment and notification of said Resolution, namely January 31, 1997.

iii.	Southern Peru, like other mining companies has signed a PAMA Administrative Stability Agreement with the Government of Peru.
iv.

Taking into account these legal and factual considerations, Southern Peru’s PAMA is being complied with within PAMA deadlines.  The third stage of the Smelter Modernization has been rescheduled within PAMA deadlines.

v.

The first such rescheduling had at its objectives to consolidate in one single phase what had previously been scheduled in two phases, and to evaluate a likely increase in the smelter’s capacity.  This rescheduling proposed to conclude the consolidated phase by December 2004, within the PAMA deadline.  Consolidation in a single phase would clearly result in improved project economics, which, together with greater capacity, would provide appropriate returns to the environmental investment.

vi.

Once the rescheduling option was discarded, given that conditions prevailing in world copper concentrate markets—as shown by reports from the London Metal Exchange (the international copper exchange system)—would not allow to absorb the larger capacity, a request was made for rescheduling, always within the PAMA deadlines, and thus undertake the third modernization stage, always within one single phase but without increasing capacity.  This would further allow to make better use of the best available emission capture technology, with the result that, if the original project (1997) had planned capturing 92 percent of emissions, the proposed rescheduling would lead to capturing 95 percent of sulphur emissions, or a significant improvement compared to the prior proposal.
vii.

On July 23, 2003, this proposal was officially communicated to the Moquegua Regional Government, through the Regional Energy and Mines Bureau, even before it was submitted to the General Environmental Bureau.  Additionally and subsequently, Southern Peru’s Chairman has filed before the Regional President and the Regional Council the details of said request.  Consequently, the regional government was effectively informed of the process on a timely basis.

viii.

As regards the request filed, the Ministry of Energy and Mines has evaluated two options, including the partial or total closedown of the Smelter, or alternatively the third stage of modernization.  The General Environmental Bureau has reviewed both options and decided that, from the technical and objective viewpoint, it would be most convenient to proceed with the third stage of modernization.  However, it has requested Southern Peru to provide conclusive proof that the modernization will effectively take place.  This requirement was complied with and on September 15th, the General Environmental Bureau informed Southern Peru that all the requirements had been met, in view that the various document submitted effectively certify that the modernization will take place within the PAMA deadlines, i.e. before the end of January 2007.  For this reason, the construction stage will only start at the beginning of 2004.

ix.

As a result, the engineering works will be concluded by year end 2003 and then the actual works may start, thus creating new direct and indirect jobs in the province and across Peru, and providing additional momentum for the province, regional and national economies.

4)                                     A decision to close the smelter would imply not only laying off thousands of workers, but also cause irreparable harm to the province, regional and national economies, as many thousands of Peruvians would be deprived of their income. Such an option is being sought by the labor stoppage promoted by certain agents and which may have been the result of erroneous or incomplete information.  It is our understanding that the government of Peru considers the modernization should take place within the deadlines established in the PAMA, same that had never been extended.  Figures about catastrophic damage, which have been irresponsibly published by certain interest groups, can only   misinform and confuse the people of Ilo and Moquegua on the issue and their wishes.

5)                                     Southern Peru’s commitment is to conclude the third stage of the Ilo Smelter Modernization Plan within the PAMA deadline of January 2007, a deadline that has never been modified.  The early works have already been concluded while the basic and detailed engineering is underway.  The actual construction will start at the beginning of 2004 and will put in place state of the art technology, as a confirmation of Southern Peru’s faith in and commitment to Peru.

Southern Peru Copper Corporation is one of Peru’s largest companies and one of the ten largest copper producers worldwide.  The ownership of SPCC’s shares, either directly or through subsidiaries, is as follows: Grupo Mexico (54.2%), Cerro Trading Company (14.2%); Phelps Dodge (14.0%) and other shareholders (17.6%).